UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 27, 2015

Date of Report (Date of earliest event reported)

SILVER SPRING NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35828	43-1966972
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

555 Broadway Street, Redwood City, CA 94063

(Address of principal executive offices) (Zip Code)

(650) 839-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2015, Silver Spring Networks, Inc. (the “Company”) entered into two substantially similar lease agreements (the “Leases”) with CF Tasman SV LLC (the “Landlord”) pursuant to which the Company will lease an aggregate of approximately 191,800 square feet of space (the “Premises”), located in the buildings at 210 West Tasman Drive and 230 West Tasman Drive, San Jose, California 95134. The Company intends to use the Premises as its new worldwide corporate headquarters.

The initial lease term shall be for 10 years and 6 months, and commence upon the earlier of April 1, 2016 or the date that the Company first conducts business in any portion of the Premises (the “Initial Lease Term”). The Company has the option to extend the Initial Lease Term for up to two consecutive terms, each for an additional five year period. The Company also has certain rights of first offer to lease additional office space in buildings adjacent to the Premises.

The Landlord will deliver possession of approximately 143,900 square feet of the Premises on January 1, 2016, and the remaining approximately 47,900 square feet on January 1, 2017. The base annual rent will range from $3.9 million to $7.5 million during the Initial Lease Term, for an aggregate base rent obligation of $60.8 million. The Company is also responsible for certain other costs under the Leases, including certain tenant improvement costs, operating expenses, taxes, assessments, insurance, and utilities, net of an allowance for tenant improvements by the Landlord.

The foregoing summary of key terms of the Leases does not purport to be complete and is subject to and qualified in its entirety by the complete text of the Leases, which the Company expects to file with the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER SPRING NETWORKS, INC.

Date: November 2, 2015	By:	/s/ Richard S. Arnold, Jr.
Name: Richard S. Arnold, Jr.
Title: General Counsel and Secretary